EXHIBIT 99.1

DAVIDsTEA to Seek Court Authorization for CCAA Plan of Arrangement

MONTREAL, May 4, 2021 - DAVIDsTEA Inc. (Nasdaq:DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, announces that it will seek authorization from the Québec Superior Court on Friday, May 7, 2021 to file its Plan of Arrangement under the Companies’ Creditors Arrangement Act (“CCAA”) and to call a creditors’ meeting to be held on June 11, 2021. The Plan of Arrangement to be submitted to the creditors for approval provides that DAVIDsTEA will distribute an aggregate amount of approximately CDN $18 million to its creditors and those of DAVIDsTEA (USA) Inc., the Company’s wholly-owned U.S. subsidiary, in full and final settlement of all claims affected by the Plan of Arrangement.

“The Plan of Arrangement results from extensive discussions with our creditors. We thank them for their understanding, co-operation and patience and look forward to completing the CCAA process following the creditors’ meeting on June 11” said Herschel Segal, DAVIDsTEA’s Chairman and Founder.

Under the CCAA, the Plan of Arrangement must be approved by a simple majority of creditors of DAVIDsTEA and of DAVIDsTEA (USA) Inc., voting separately, whose claims are affected by the Plan of Arrangement, representing in each case at least two-thirds in dollar value of all such claims duly filed in accordance with the CCAA proceedings.

As previously announced, PwC is acting as Court-appointed Monitor in the CCAA proceedings. All documents relating to the CCAA proceedings, including the Plan of Arrangement, will be available at www.pwc.com/ca/davidstea. The Company will continue to provide updates throughout the CCAA restructuring process as events warrant.

DAVIDsTEA can provide no assurance that it will obtain authorization from the Québec Superior Court to file its Plan of Arrangement and call a creditors’ meeting, or that the proposed Plan of Arrangement will be accepted by the respective creditors of DAVIDsTEA Inc. and DAVIDsTEA (USA) Inc. on the terms set out therein, or at all.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our proceedings under the CCAA, authorization by the Québec Superior Court to file the Plan of Arrangement and call a creditors’ meeting, approval of the Plan of Arrangement by the creditors of DAVIDsTEA Inc. and DAVIDsTEA (USA) Inc., respectively, by the requisite majorities, the COVID-19 pandemic, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, future lease liabilities, our results of operations, financial condition, liquidity and prospects, the impact of the COVID-19 pandemic on the global macroeconomic environment, and our ability to avoid the delisting of the Company’s common stock by Nasdaq due to the restructuring or our inability to maintain compliance with Nasdaq listing requirements.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended January 30, 2021, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers, which could materially affect our business, financial condition or future results.

About DAVIDsTEA

DAVIDsTEA offers a specialty branded selection of high-quality proprietary loose-leaf teas, pre-packaged teas, tea sachets, tea-related accessories and gifts through its e-commerce platform at www.davidstea.com and the Amazon Marketplace, its wholesale customers which include over 2,500 grocery stores and pharmacies, and 18 company-owned stores across Canada. We offer primarily proprietary tea blends that are exclusive to DAVIDsTEA, as well as traditional single-origin teas and herbs. Our passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven “collections” with a mission of making tea accessible to a wide audience. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
Maison Brison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca